Exhibit 99.3

 Project Wave  Cleansing Materials  February 21, 2023  1

Subject to FRE 408
Professional Eyes Only
Draft Cleansing Materials
Highly Preliminary / Subject to Material Revision

Settlement Terms

Settlement Terms (2.17.23)	
Rights Offering Size	> $670mm (represents $20mm increase to $650mm contemplated in the Plan) – First $20mm in excess of the $285mm liquidity threshold defined in the Plan will first reduce the size of the Rights Offering
BrandCo B-1 Treatment	> Deferral by BrandCo B-1 lenders of $20mm of adequate protection payments and waiver upon Effective Date
BrandCo B-2 Treatment	> 82.0% of Primary Equity > 82.0% of ERO attached to Primary Equity
2016 Term Loan / BrandCo B-3 Treatment	> 18.0% of Primary Equity > 18.0% of ERO attached to Primary Equity > $56mm of cash recovery for 2016 Term Loan holders electing cash; recovery floor of 16.75% which assumes $334mm of 2016 Term Loan holders elect cash – 2016 Term Loan holders electing cash will include ~$90mm of 2016 Term Loan owned by BrandCo Term Loan holders
Backstop	> 82.0% of Equity Holdback and Backstop Fees allocated to existing backstopping parties under the Plan > 18.0% of Equity Holdback and Backstop Fees allocated to creditworthy members of Ad Hoc group of 2016 Term Loans, subject to RSA execution and support of the Plan
Unsecured Claims	> No change to the Plan
Governance / Reporting	> Customary restrictions on transfers to competitors; customary drag-along and tag-along rights. No right of first refusal or right of first offer > Preemptive rights for accredited investors limited to ~10 largest holders > Annual audited financials and quarterly financials along with a quarterly conference call that includes Q&A > Above minority protections will require 2/3 vote to amend > Similar size holders benefit from the same minority protections in corporate governance documents
2016 TL Prof Fees	> Cap of $11mm, plus $350k per month of Akin fees on a go-forward basis, to be paid by Debtors
Other	> Settlement supported by entire BrandCo lender ad hoc group SteerCo and entire 2016 Term Loan lender ad hoc group SteerCo > All filed objections by 2016 Term Loan AHG withdrawn, and hearings go forward February 21 as scheduled, full support of plan confirmation by 2016 Term Loan AHG, execution of revised RSA by consenting members of 2016 Term Loan AHG by February 20 > All Primary Equity subject to dilution by warrants distributed to noteholders

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